  Exhibit 99.1

Contacts:

Aehr Test Systems	MKR Investor Relations Inc.
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	Analyst/Investor Contact
(510) 623-9400 x309	(323) 468-2300
aehr@mkr-group.com

Aehr Test Systems announces changes to its Board of Directors

Fremont, CA (September 9, 2020) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and reliability qualification equipment, today announced it has appointed Geoff Scott to its board of directors, effective September 2, 2020.  The Company also announced John Schneider, who has served on the Aehr Test Systems board since 2014, has resigned for personal reasons effective September 2, 2020. The number of Aehr Test board members remains at six.

"Geoff brings a background of both corporate finance and Board level engagement. As an investor in emerging high growth companies, his experience will be a valuable addition as we continue to focus on the many expanding opportunities for the Company. I would also like to take this opportunity to thank John for more than 5 years of service, support and belief in Aehr Test Systems including participation in our common stock offerings," said Gayn Erickson, president and CEO.

Mr. Scott came up through the corporate finance divisions of both Chase Manhattan Bank, now JP Morgan Chase, and Merrill Lynch. For the last 25 years, he has been President of Scott Asset Management, whose clients invest primarily in small cap but industry leading companies. He was a participant in two of Aehr Test's private placements and continues to be a substantial shareholder. He graduated from Dartmouth College with Degrees in Political Science and Economics.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic, optical and memory integrated circuits and has over 2,500 systems installed worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX-XP WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The FOX-CP system is a new low-cost single-wafer compact test and reliability verification solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The WaferPak contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.